AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1999
                                       REGISTRATION STATEMENT NO. 333-

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                        RECKSON SERVICE INDUSTRIES, INC.
          (Exact name of each registrant as specified in its charter)

           DELAWARE                                 11-3383642
    (State or other jurisdiction        (I.R.S. employer identification number)
    of incorporation or organization)

                              10 EAST 50TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 931-8000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                SCOTT H. RECHLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        RECKSON SERVICE INDUSTRIES, INC.
                              10 EAST 50TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 931-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------

                                    Copy to:

                            EDWARD F. PETROSKY, ESQ.
                            J. GERARD CUMMINS, ESQ.
                                BROWN & WOOD LLP
                       ONE WORLD TRADE CENTER, 58TH FLOOR
                              NEW YORK, N.Y. 10048
                              -------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
    From time to time after this Registration Statement becomes effective.
                              -------------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                              -------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------


                                                       Proposed Maximum
Title of Class of Securities     Amount to            Aggregate Price per          Proposed Maximum            Amount of
to be Registered                 be Registered               Share (1)          Aggregate Offering Price(1)    Registration Fee(2)
----------------------------    ----------------      ---------------------     ---------------------------   --------------------


Common Stock                    2,044,175              $38.81                    $79,334,432                $22,055
----------------------------------------------------------------------------------------------------------------------------------


(1)      Estimated solely for purposes of calculating the registration fee.
(2) Pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933, as amended, the registration fee is calculated based on the average of the high and low sale prices of the Company's common stock on the Nasdaq National Market for December 3, 1999.
                              -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 7, 1999

PROSPECTUS
----------

                                2,044,175 SHARES

                        RECKSON SERVICE INDUSTRIES, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.01 PER SHARE)

         This prospectus relates to 2,044,175 shares of common stock, $.01 par value per share, of Reckson Service Industries, Inc. ("RSI" or the "Company"), which may be offered from time to time by the selling stockholders named herein in transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at fixed prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. We are registering the common stock as required under the terms of registration rights agreements entered into at the time of the issuance of the shares to the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

         The selling stockholders will receive all of the net proceeds from the sale of the common stock and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We are paying the costs of preparing and filing the registration statement of which this prospectus is a part.

         Our common stock is listed on the Nasdaq National Market under the trading symbol "RSII." On December 6, 1999 the last reported sale price of the common stock was $40 1/8 per share.

         The common stock may be sold by selling stockholders from time to time directly to purchasers or through agents, underwriters and dealers. See "Plan of Distribution" and "Selling Stockholders." The selling stockholders and any dealers, agents or underwriters which participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any commission received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

         SEE "RISK FACTORS" BEGINNING ON P. 3 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK.

                              -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------

               The date of this prospectus is ___________, 1999.

                             AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission at 7 World Trade Center (13th Floor), New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         We have filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this prospectus constitutes a part. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that we previously filed with the Commission are hereby incorporated by reference into this prospectus:

SEC FILINGS (FILE NO. 1-14183)              PERIOD
-----------------------------               ------

Annual Report on Form 10-K                  Year ended December 31, 1998

Quarterly Reports on Form 10-Q              Quarters ended September 30,
                                            1999, June 30, 1999 and March 31,
                                            1999

Current Reports on Form 8-K                 Filed January 19, 1999, January 25,
(including Form 8-K/A)                      1999, March 24, 1999,  April 16,
                                            1999, July 16, 1999, August 13,
                                            1999, September 1, 1999, September
                                            20, 1999, October 12, 1999,
                                            October 14, 1999, and
                                            October 28, 1999

Registration Statement on Form 8-A          Filed June 1, 1998


         We also incorporate by reference each of the following documents that are filed with the Commission after the date of this prospectus until the particular offering is completed or after the date of the initial registration statement and prior to effectiveness of the registration statement:

          o     Reports filed under Section 13(a) and (c) of the Exchange Act;

          o Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

          o     Any reports filed under Section 15(d) of the Exchange Act.

         Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide a copy of any or all of these documents (exclusive of exhibits unless the exhibits are specifically incorporated by reference therein), without charge, to each person to whom this prospectus is delivered, upon written or oral request to Reckson Service Industries, Inc., 10 East 50th Street, New York, New York 10022, Attn: Jason M. Barnett, Executive Vice President and General Counsel, telephone number (212) 931-8000.

                        CAUTIONARY STATEMENTS CONCERNING
                          FORWARD-LOOKING INFORMATION

         Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company are described below under "Risk Factors." These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein. Our actual results may differ significantly from the results discussed in the forward-looking statements.

                                  RISK FACTORS

         An investment in the securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this prospectus before purchasing the securities offered. This prospectus contains forward-looking statements which involve risks and uncertainties. Factors that might cause a difference include, but are not limited to, those discussed below. You should refer to the explanation of the qualifications and limitations of such forward-looking statements discussed above.

OUR LACK OF OPERATING HISTORY IMPAIRS OUR ABILITY TO PREDICT FUTURE EARNINGS AND WE HAVE SUSTAINED OPERATING LOSSES SINCE OUR INCEPTION

         We were formed in July 1997 and have operated as a public company since June 1998. We have sustained operating losses since our inception and expect to sustain operating losses in the near future. The financial information relating to us and our subsidiaries and their respective assets included or incorporated by reference in this prospectus are not necessarily indicative of our or our subsidiaries' future consolidated financial condition or results of operations.

CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT LACK EXPERIENCE IN OUR INVESTMENT
SECTORS

         Three of the nine members of our senior management, including our chief executive officer, are executive officers of Reckson Associates Realty Corp. ("Reckson Associates"), a New York Stock Exchange-listed real estate investment trust ("REIT"), and have served as part of our senior management since prior to the spin-off distribution of our shares from Reckson Associates. Although subsequent to the spin-off we have retained members of senior management who have relevant experience and we may retain the management of the businesses that we acquire, the primary experience of those three officers is in the business of acquiring, developing, and re-developing suburban office and industrial properties in the New York "Tri-State" area and not in pursuing our investment objectives.

WE CANNOT ASSURE OUR ABILITY TO MANAGE GROWTH

         We intend to expand our operations through the acquisition of, or investment in, B2B e-commerce and e-services companies (each a "partner company"). In addition, Reckson Strategic Venture Partners, LLC, our subsidiary ("Reckson Strategic Venture Partners"), may also expand rapidly through the acquisition of real estate and real estate operating companies. The success of our growth strategies will depend on our ability to identify attractive business opportunities and effectively operate and integrate any newly acquired businesses. Our growth plans will require the participation of, and place demands upon, our management and operating personnel. Our ability to manage future growth effectively requires the development of operational, financial and management information systems. We cannot assure that we will effectively manage our growth. If we are unable to manage our growth effectively, it may adversely affect our business, results of operations and financial condition.

OUR STRATEGY OF GROWTH THROUGH ACQUISITIONS INVOLVES RISKS AND MAY RESULT IN LOSSES

         Acquisition is a significant source of our growth. We cannot assure that suitable acquisition opportunities will be available to us or our affiliates. We also cannot assure that we or our affiliates will not overpay for acquisitions or the efficient and adequate integration of these acquisitions. Significant competition may exist for targeted acquisitions. Some of the companies in which we acquire an interest may have (i) little or no operating histories, (ii) historical operating losses, and (iii) competitors that are larger and more well capitalized. Some of our or our affiliates' acquisitions may be involved in sectors that are subject to increasing competition. As a result, the costs incurred to acquire or reposition companies may be significant and non-recoverable. Furthermore, we can not assure that acquisitions will not result in additional losses.

         The acquisition of interests in start-up or early stage companies, particularly in the Internet area, involves a high degree of business and financial risk that can result in substantial losses. Among these are the risks associated with investment in companies in an early stage of development or with little or no operating history, companies operating at a loss or with substantial variations in operating results from period to period, and companies with the need for substantial additional capital to support expansion or to achieve or maintain a competitive position. Such companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, and a larger number of qualified managerial and technical personnel. We may take significant positions in companies in rapidly changing high-technology and internet fields; such companies may face special risks of product obsolescence and may encounter intense competition from other companies financed by venture capitalists. In addition, start-up companies may require significant additional capital contributions from us.

         We may hold our interests in start-up or early stage companies for an indefinite period of time; and it may take several years from the date of our initial acquisition of such interest for the start-up company to reach such a state of maturity that disposition could be considered.

         It is anticipated that a substantial portion of our holdings may consist of securities that are subject to restrictions on sale because they were acquired from the issuer in "private placement" transactions or because we might be deemed to be an affiliate of the issuer. Generally, we would not be able to sell these securities publicly without the expense and time required to register the securities under the Securities Act or to sell the securities under Rule 144 or other rules under the Securities Act which permit only limited sales under specified conditions. When restricted securities are sold to the public, we could be deemed an "underwriter", or possibly a controlling person, with respect thereto for the purpose of the Securities Act and be subject to liability as such under that Act.

         In addition, practical limitations may inhibit our ability to sell our holdings because the issuers thereof are privately held, we own a relatively large percentage of the issuer's outstanding securities, or the customers, joint venture associates, other investors, financial institutions or management are relying on our continued investment. Sales may also be limited by securities market conditions, which may be unfavorable for sales of securities of particular issuers or issuers in particular industries. The above limitations on liquidity of our holdings could prevent a successful sale thereof, result in delay of any sale or reduce the amount of proceeds that might otherwise be realized.

DEPENDENCE ON FUTURE MARKET CONDITIONS

     Our strategy involves creating value for our shareholders by helping our partner companies develop and effectively execute their business plans. Depending upon our partner companies' success in executing their business plans and future market conditions, some of such partner companies may seek to complete initial public offerings of their shares. We expect to retain a significant ownership portion after a partner company goes public. If the public market in general, or the market for Internet-related companies in particular, were to weaken for a prolonged period of time, the ability of our partner companies to complete public offerings would be materially adversely affected. In addition, future weakness in the public markets, particularly the market for Internet-related companies, may adversely affect the value of our common stock, as well as the value of the stock of our partner companies.

OUR BUSINESS AND FUTURE OPPORTUNITIES ARE RESTRICTED

         We are prohibited under the intercompany agreement between us and Reckson Operating Partnership, L.P. ("Reckson Operating Partnership") from making REIT-Qualified investments unless Reckson Operating Partnership is given the right of first opportunity in respect of those investments and chooses not to pursue the investments. In addition, if an investment becomes available to one of our affiliates, the affiliate is required to allow Reckson Operating Partnership to participate in the investment to the extent of our interest in the investment. Our charter provides that one of our corporate purposes is to perform our obligations under the intercompany agreement. We are also required to assist Reckson Operating Partnership in structuring and consummating any REIT-Qualified investment presented to Reckson Operating Partnership which it elects to pursue. As a result, our and our affiliates' business and future opportunities are restricted.

WE ARE HIGHLY DEPENDENT UPON RECKSON OPERATING PARTNERSHIP FOR FINANCING

     We rely significantly on Reckson Operating Partnership for the financing of our operations. As a result, if Reckson Associates is unable to access the financial markets, our ability to finance operations may be severely restricted. In addition, if Reckson Associates should fail to qualify as a REIT or have a decline in its financial or other condition or earnings, affairs or prospects, it may substantially and adversely affect our ability to pursue business opportunities and our financial condition. Investors should review the section captioned "--We may have conflicts of interest with Reckson Associates -- Conflicts in our loans with Reckson Operating Partnership; limitation on our ability to pay dividends and incur additional debt."

WE RELY HEAVILY ON KEY PERSONNEL

         Our success and the success of our partner companies depends significantly upon the contribution of our executive officers, senior management, and other key personnel that we retain. None of our executive officers have an employment agreement with our company. The two managing directors of Reckson Strategic Venture Partners (the "Reckson Strategic Venture Partners Managing Directors") have entered into employment contracts with RSVP Holdings, LLC, the managing member of Reckson Strategic Venture Partners. Conversely, two of our executive officers have employment agreements with Reckson Associates pursuant to which they have agreed to spend as much time as may be necessary in carrying out their duties to Reckson Associates. These executive officers do not have similar obligations to the Company. Furthermore, we cannot assure that we or our partner companies will retain key managerial and other personnel or attract suitable replacements or additional personnel if required. We have not obtained key-man insurance for any of our executive officers or other key personnel.

WE MAY HAVE CONFLICTS OF INTERESTS WITH RECKSON ASSOCIATES

         CONFLICTS AS A RESULT OF OVERLAPPING MANAGEMENT. Our President and Chief Executive Officer, Chairman of the Board, Chief Financial Officer, and General Counsel each serve in similar capacities for Reckson Associates. In addition, four members of our Board of Directors also serve as directors of Reckson Associates. Although each of the individuals referred to above is committed to our success, they are also committed to the success of Reckson Associates. As of September 30, 1999, Reckson Associates' senior management and directors beneficially owned approximately 10% of the outstanding common stock of Reckson Associates and approximately 35% of our outstanding common stock. In calculating the ownership of common stock of Reckson Associates, we have included Reckson Associates common stock and its Class B exchangeable common stock; and we have assumed the exchange of all limited partnership units in Reckson Operating Partnership for shares of common stock and the exercise of all vested stock options. There is a risk that the common membership of management, members of the Boards of Directors and ownership of Reckson Associates and the Company will lead to conflicts of interest in the fiduciary duties owed to stockholders by common directors and officers in connection with transactions between the two companies, as well as a conflict in allocating management time.

         CONFLICTS UNDER THE INTERCOMPANY AGREEMENT. In connection with the spin-off distribution of our common stock, we entered into an intercompany agreement with Reckson Operating Partnership to formalize our relationship at the outset and to limit conflicts of interest. The intercompany agreement was not negotiated at arms' length since 95% of our capital stock was owned by Reckson Operating Partnership at the time it was executed. Under the intercompany agreement, we granted Reckson Operating Partnership a right of first opportunity to make any REIT-qualified investment that becomes available to us. In addition, if a REIT-qualified investment opportunity becomes available to an affiliate of ours, including Reckson Strategic Venture Partners, 100% of the common ownership interest of which is indirectly owned by us, the intercompany agreement requires our affiliate to allow Reckson Operating Partnership to participate in the opportunity to the extent of our interest in the affiliate.

         Under the intercompany agreement, Reckson Operating Partnership granted us a right of first opportunity to provide to Reckson Operating Partnership and its tenants any type of non-customary commercial services for occupants of office, industrial and other property types, which Reckson Associates may not be permitted to provide because they may generate REIT non-qualifying income under Federal tax laws. We will provide services to Reckson Operating Partnership at rates and on terms as attractive as either the best available for comparable services in the market or those offered by us to third parties. In addition, Reckson Operating Partnership will give us access to its tenants with respect to commercial services that may be provided to tenants.

         Under the intercompany agreement, subject to certain conditions, Reckson Operating Partnership granted us a right of first refusal to become the lessee of any real property acquired by Reckson Operating Partnership if it determines that the operation of the property may involve the performance of non-customary services that would jeopardize Reckson Associates' REIT status, it is required to enter into a "master" lease arrangement. Pursuant to a this "master" lease arrangement, Reckson Operating Partnership would own the property, but lease it entirely to a single lessee that would operate the property.

         With respect to services that we will provide to Reckson Operating Partnership, management will have a conflict of interest relating to the market rates being charged to Reckson Operating Partnership for these services. In addition, management will have a conflict of interest in determining whether we or Reckson Operating Partnership should pursue a REIT-qualified investment opportunity outside of Reckson Associates' core business strategy of investing in office and industrial properties in the New York Tri-State area. Furthermore, we and Reckson Operating Partnership may structure investments so that Reckson Operating Partnership - Reckson Strategic Venture Partners joint ventures may pursue the portion of investments generating REIT-qualified income and Reckson Strategic Venture Partners will pursue directly the other portion of these investments. Accordingly, Reckson Strategic Venture Partners and Reckson Operating Partnership - Reckson Strategic Venture Partners joint ventures may have conflicts of interest in the structuring, valuation, management and disposition of these investments.

         CONFLICTS IN OUR LOANS WITH RECKSON OPERATING PARTNERSHIP; LIMITATION ON OUR ABILITY TO PAY DIVIDENDS AND INCUR ADDITIONAL DEBT. In June 1998, we established a credit facility with Reckson Operating Partnership (the "Reckson Service Industries Facility") in the amount of $100 million for our service sector operations and other general corporate purposes. In addition, in June 1998, Reckson Operating Partnership authorized the investment of $100 million with respect to the funding of the investment of Reckson Strategic Venture Partners (the "Reckson Strategic Venture Partners Commitment"). Amounts available under the Reckson Strategic Venture Partners Commitment are funded through investments by Reckson Operating Partnership into joint ventures with Reckson Strategic Venture Partners or through loans directly to the Company under a credit agreement with terms substantially identical to those under the Reckson Service Industries Facility. Although the credit agreement provides for the borrowing of up to $100 million from Reckson Operating Partnership, the amount available is reduced by the amount of any joint venture investments between Reckson Operating Partnership and Reckson Strategic Venture Partners. Loans under the Reckson Strategic Venture Partners Commitment in excess of $25 million in any single investment are subject to approval by the Board of Directors of Reckson Associates, while advances under the Reckson Service Industries Facility in excess of $10 million in respect of any single investment are subject to approval by the Board of Directors of Reckson Associates, or a committee thereof. The Reckson Service Industries Facility has a term of five years and advances thereunder are recourse obligations of our company. Interest accrues on advances made under the Reckson Service Industries Facility at a rate equal to the greater of (1) the prime rate plus 2% and (2) 12% per annum, with the rate on amounts that are outstanding for more than one year increasing annually at a rate of 4% of the prior year's rate. Prior to maturity, interest is payable quarterly but only to the extent of net cash flow and on an interest-only basis and is prepayable without penalty at our option.

         As long as there are outstanding advances under the Reckson Service Industries Facility or borrowings by us under the credit agreement with respect to the Reckson Strategic Venture Partners Commitment, we are prohibited from paying dividends on any shares of our capital stock or incurring additional debt. The Reckson Service Industries Facility and the credit agreement with respect to the Reckson Strategic Venture Partners Commitment are subject to certain other covenants and prohibit advances thereunder to the extent the advances could, in Reckson Associates' determination, endanger the status of Reckson Associates as a REIT. The terms of the Reckson Service Industries Facility and the credit agreement with respect to the Reckson Strategic Venture Partners Commitment were not negotiated at arms' length and thus may not reflect terms that could have been obtained from independent third parties. Additional indebtedness may be incurred by our subsidiaries. As of September 30, 1999, borrowings under the Reckson Service Industries Facility aggregated approximately $83.6 million and pursuant to the Reckson Strategic Venture Partners Commitment, Reckson Operating Partnership had made approximately $21.7 million in joint venture investments with Reckson Strategic Venture Partners and had loaned approximately $32.9 million under the credit agreement. In November 1999, the credit facilities were amended to allow the Company to incur up to $135 million in debt secured by Company assets and to pay interest thereon, and to allow the payment of dividends on up to $200 million of preferred stock which may be issued by the Company. As consideration for the amendments, which were approved by the Board of Directors of both the Company and Reckson Associates, we paid a fee to Reckson Operating Partnership in the form of approximately 176,000 shares of our common stock.

         POLICIES WITH RESPECT TO CONFLICTS OF INTEREST MAY NOT BE SUCCESSFUL. We have adopted policies designed to eliminate or minimize conflicts of interest. These policies include the approval of all transactions in which our directors or officers have a conflicting interest by a majority of the directors who are neither officers nor affiliated with us. These policies do not prohibit sales of assets to or from affiliates, but would require the sales to be approved by the independent directors of the Company. However, there is no assurance that these policies will be successful and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our stockholders.

WE HAVE NO PRIOR SPONSORSHIP OF A VENTURE CAPITAL VEHICLE AND MAY INVEST IN COMPANIES IN AN EARLY STAGE OF DEVELOPMENT OR WITH HISTORICAL OPERATING LOSSES

         Reckson Strategic Venture Partners is a real estate venture capital entity formed to acquire interests in real estate and real estate-related operating companies. We have committed up to $100 million in Reckson Strategic Venture Partners although such commitment is reduced by the amount of any investments made by Reckson Operating Partnership into joint ventures with Reckson Strategic Venture Partners. A subsidiary of ours serves as the managing member of Reckson Strategic Venture Partners. Neither we nor Reckson Associates have previously sponsored a real estate venture capital entity. Reckson Strategic Venture Partners' holdings may include, among other things, holdings in companies in an early stage of development that have historical operating losses. In addition, decreases in values in the property markets, volatility in the securities markets, interest rate increases and unfavorable conditions in the economy generally, and in the real estate industry in particular, may have a negative impact on the performance of Reckson Strategic Venture Partners.

         Reckson Strategic Venture Partners has obtained a $200 million preferred equity facility from PaineWebber Real Estate Securities ("PWRES"), which is partially funded by an investment fund that is jointly sponsored by financier George Soros and PWRES. Under the terms of the PaineWebber equity facility, Reckson Strategic Venture Partners is subject to various covenants and events of default and related remedies. Such remedies include increased control rights of PWRES over the operation of Reckson Strategic Venture Partners under certain circumstances. In addition, PWRES and such investment fund, if applicable, receive a priority or preferred distribution from the operations of Reckson Strategic Venture Partners prior to the distribution of cash to our subsidiary serving as the managing member of Reckson Strategic Venture Partners. The Reckson Strategic Venture Partners Managing Directors are entitled to a portion of the profits of the managing member of Reckson Strategic Venture Partners after we obtain a return of our capital plus a minimum return. As a result, we cannot assure that the Reckson Strategic Venture Partners Managing Directors will not pursue investments involving greater risk in seeking higher profits. Any investments identified by the Reckson Strategic Venture Partners Managing Directors are subject to our approval.

OWNERSHIP OF ASSETS THROUGH PARTNER COMPANIES AND JOINT VENTURES COULD LIMIT OUR CONTROL OF THOSE INVESTMENTS

         We and Reckson Strategic Venture Partners anticipate holding a significant portion of our assets through ownership of an interest in joint ventures and in partner companies in which we own a significant interest and participate in management and other parties also own an interest. These investments may involve risks not otherwise present for investments made solely by us, including the possibility that our co-venturer or other owners of partner companies might become bankrupt, that our co-venturer or other owners of partner companies might at any time have different interests or goals than we do, and that our co-venturer or other owners of partner companies may take action contrary to our instructions, requests, policies or objectives. Other risks of joint venture investments and holdings in partner companies include impasse on decisions, such as a sale, because neither our partner or co-venturer nor us would have full control over the joint venture or partner company. There is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures or partner companies.

         In addition, if we do not control sufficiently one or more of our partner companies, our investment in those companies may be considered "investment securities" under the Investment Company Act of 1940 (the "1940 Act"). Generally, any company that owns investment securities with a value exceeding 40% of its total assets (excluding cash items and government securities) is an "investment company" subject to registration under, and compliance with, the 1940 Act, unless a particular exemption or safe harbor applies. Compliance with the 1940 Act might be very costly and difficult. In addition, there could be negative consequences if we are found to be operating as an unregistered investment company. At the same time, if we are required to take actions, such as the acquisition or disposition of investments, to avoid being considered an investment company it also may have negative consequences. Accordingly, matters related to the 1940 Act may at any time harm our business and results of operations.

OUR HOLDINGS IN ONSITE ACCESS, INC., A COMPANY WITH A LIMITED OPERATING HISTORY, EXPOSE US TO REGULATORY RISKS AS WELL AS THE RISK OF TECHNOLOGICAL OBSOLESCENCE

         Our holdings include an approximately 36% fully-diluted interest in Onsite Access, Inc. ("Onsite"). Onsite is a privately-held company that provides advanced telecommunication systems and services within commercial buildings. Onsite has been in existence since 1999, has a relatively small capitalization, and has historical operating losses. We anticipate that Onsite will continue to grow rapidly, but we cannot assure when, if ever, Onsite will become profitable. Onsite's success is contingent upon its ability to continue to obtain contracts to wire buildings for the delivery of internet access, data and voice transport services. In addition, certain executive officers at Onsite have only recently been hired and OnSite's future success will be dependent, in part, on such executives' ability to perform effectively.

         Our holdings in Onsite are exposed to risks specific to the telecommunications industry. The industry is regulated on both the federal and state level and we can not assure that governmental regulations that adversely affect our investment will not be passed. Additionally, the technology sector is constantly undergoing rapid change and innovation. Onsite is therefore subject to the risk that its technological services could become obsolete.

OUR HOLDINGS IN VANTAS INCORPORATED EXPOSE US TO REAL ESTATE AND OPERATIONAL
RISKS

         Our holdings include an approximately 45% fully diluted interest in VANTAS Incorporated ("VANTAS"). VANTAS is a company that provides tenants with furnished office suites and immediate support services, included but not limited to, secretarial services, telecommunication services and conference facilities. The executive office suites industry is subject to risks comparable to the real estate industry. Supply and demand and the location of office buildings are all factors that directly affect the office suites industry. A significant downturn in the real estate market could adversely affect our investment in VANTAS.

         VANTAS is the successor to three separate executive office suites companies. The management team at VANTAS has not worked together as a unit for a long period and we cannot assure that the integration of the three office suites companies will be successful.

THE STUDENT HOUSING SECTOR EXPOSES US TO PARTICULAR RISKS

         Through Reckson Strategic Venture Partners, we hold a 77.77% in American Campus Communities, a manager of student housing facilities, and a 23.33% interest in the Dobie Center, a student housing facility located near the campus of the University of Texas. The student housing business is a fragmented sector undergoing rapid development and change. In addition to traditional real estate risks, student housing risks include economic, social, governmental and demographic factors as they relate to the number of students attending colleges and universities in need of student housing. Student housing facilities are to a large extent reliant upon the well-being of the colleges or universities to which such facilities relate. Student housing facilities are possibly subject to competition from colleges and universities as well as other providers of student housing. In addition, the maintenance and insurance costs of student housing may exceed the costs typical of multifamily housing. Furthermore, due to the nature of student housing, turnover of tenants is significant and student housing is less utilized during summer months.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE

         We intend to use our available funds to pursue investment and business opportunities. Therefore, we do not anticipate the payment of any dividends on our common stock in the foreseeable future. Payment of dividends on our common stock is prohibited under the credit facilities until all amounts outstanding under the credit facilities are paid in full. The payment of dividends will also be subject to any limitations imposed by other credit facilities and debt securities that we may obtain or issue in the future.

REAL ESTATE RISKS MAY AFFECT OUR EARNINGS

         Our holdings include real estate and real estate-related assets, particularly through our holdings in Reckson Strategic Venture Partners. Investments in real estate are subject to the risks incident to the ownership and operation of real estate. Our real estate holdings may be adversely affected by a number of factors, including:

         o    real estate holdings are generally illiquid
         o the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates
         o    the need to periodically renovate, repair and relet our space
         o    increasing operating costs, including real estate taxes and utilities, which may not be passed through to tenants
         o    defaults by our tenants or their failure to pay rent on a
              timely basis
         o    uninsured losses

         Through Reckson Strategic Venture Partners, we have real estate and real estate-related holdings in the areas of student housing, assisted living and government occupied buildings. Reckson Strategic Ventures Partners is likely to make additional acquisitions in commercial real estate, and may, particularly through joint ventures, be involved in the development of real estate. Development and construction activities in connection with these types of investments include risks of cost overruns, completion and lease-up delays, unavailability of financing and changes in market conditions.

         Our development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. If any of the above events occur, the revenues received from Reckson Strategic Venture Partners' real estate investments and the values of these investments could be adversely affected. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND MAY BE COSTLY

         Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at a property. An owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in the property. These laws often impose such liability without regard to whether the owner knew of, or caused, the presence of the contaminants. Clean-up costs and the owner's liability generally are not limited under the enactments and could exceed the value of the property and/or the aggregate assets of the owner. The presence of or the failure to properly remediate the substances may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the clean-up costs of the substances at a disposal or treatment facility, whether or not such facility is owned or operated by the person. Even if more than one person was responsible for the contamination, each person covered by the environmental laws may be held responsible for the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

         Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials ("ACMs"). These laws impose liability for release of ACMs into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of properties containing ACMs. We may be potentially liable for removal, remediation and other costs, including governmental fines and injuries to persons and property.

CERTAIN ANTITAKEOVER PROVISIONS MAY DETER THIRD PARTY ACQUISITION PROPOSALS

        Our charter and bylaws and applicable sections of the Delaware General Corporation Law may make the acquisition of control of our company more difficult without the approval of our Board of Directors. Certain provisions of our charter and bylaws, among other things:

        o classify our Board of Directors into three classes, each of which serves for staggered three-year terms;
        o provide that any of our directors may be removed by the affirmative vote of stockholders having at least 80% of the total voting power only for cause;
        o provide that only the Chairman of the Board, President or a majority of our Board of Directors may call special meetings of the stockholders;
        o provide that the stockholders may take action only at a meeting of our stockholders, not by written consent;
        o provide that stockholders must comply with certain advance notice procedures in order to nominate candidates for election to our Board of Directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders;
        o provide that, under certain circumstances, the affirmative vote of the holders of two-thirds of our common stock is required to approve any merger or similar business combination involving our company;
        o provide that the holder of "control shares" of our company acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by the vote of the holders of two-thirds of our common stock;
        o subject to certain exceptions, limit the ownership by any person of our common stock to 9.9% of the number of shares or value of our common stock and limit the ownership by any person of our capital stock to 9.9% of the aggregate value of all classes of our capital stock; and
        o provide that the stockholders may amend or repeal any of the foregoing provisions of the charter or bylaws only by a vote of at least 80% of the stock entitled to vote generally in the election of directors.

         With certain exceptions, Section 203 of the Delaware General Corporation Law imposes certain restrictions on mergers and other business combinations between our company and any holder of 15% or more of our common stock. The charter provides that the foregoing provisions and Section 203 do not apply to Reckson Associates and its affiliates. Accordingly, Reckson Associates and its affiliates are in a position to effect a business combination or other transaction with us in situations where others are restricted from effecting a similar transaction. Our charter authorizes the Board of Directors to issue up to 25 million shares of preferred stock, par value $.01 per share, in series, and to establish the rights and preferences (including the exchange of such shares of preferred stock into shares of our common stock) of any series of preferred stock so issued. The issuance of certain types of preferred stock could have the effect of delaying or preventing a change in control of our company, even if such a change in control were in the best interests of some, or a majority, of our stockholders.

RISK OF IMPACT OF YEAR 2000 ISSUE ON OUR OPERATIONS AND FINANCIAL RESULTS

         Some of our older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, or engage in similar normal business activities.

         We have completed an assessment to modify or replace portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. Since our accounting software is maintained and supported by a third party, the total year 2000 project cost is estimated to be minimal.

         Our year 2000 project is complete to date. Additionally, we have received assurances from our significant service providers that all of our systems are currently year 2000 compliant or will be made compliant prior to any impact on those systems. However, we cannot guarantee that all service providers will comply with their assurances and therefore we may not be able to determine year 2000 compliance of those contractors. At that time, we will determine the extent to which we will be able to replace non-compliant service providers. We believe that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for our computer systems. However, if modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material impact on our operations.

         To date, we have expended approximately $66,000 in connection with year 2000 issues. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause material differences include, but are not limited to the availability and costs of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

         In a "worst case scenario" of the failure of the third party to timely deliver the necessary upgrades to the accounting software, we would manually process transactions, such as the issuance of disbursements, until an alternative system is implemented.

         If we are not successful in implementing our year 2000 compliance plan, we may suffer a material adverse impact on our results of operations and financial condition. Because of the importance of addressing the year 2000 issue, we expect to develop contingency plans if we determine that the compliance plans will not be implemented.

                                  THE COMPANY

         We were formed on July 15, 1997. We are a publicly-traded operating company that identifies, acquires interest in, and develops a network of business-to-business ("B2B") e-commerce and e-services companies that service small and medium sized enterprises, independent professionals and the mobile workforce of larger companies. We were formed in 1997 as a subsidiary of Reckson Associates. We were spun-off from Reckson Associates in June 1998.

         We are a Delaware corporation. Our principal executive office is located at 10 East 50th Street, New York, New York 10022, and our telephone number is (212) 931-8000.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                          DESCRIPTION OF COMMON STOCK

GENERAL

         Our charter (the "Charter") provides that we may issue up to 100 million shares of common stock, $.01 par value per share. As of November 30, 1999, there were 28,201,372 shares of common stock outstanding.

     All shares of common stock offered hereby have been duly authorized and are fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding Excess Stock (as defined under "Restrictions on Ownership of Capital Stock"), holders of shares of common stock offered hereby will be entitled to receive dividends on the stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its common stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company. Under the terms of our credit agreements with Reckson Operating Partnership, we are prohibited from paying any dividends on shares of our capital stock as long as there are amounts outstanding under the agreements.

         Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of common stock, entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of these shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of the Company's existing common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

         Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any other securities. Subject to the provisions of the Charter regarding Excess Stock, shares of common stock will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF THE CHARTER

         The Board of Directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of the Board of Directors and our business strategies and policies as determined by the Board. The use of a staggered board may delay or defer a change in control or removal of incumbent management.

         Our charter and bylaws contain additional provisions that may deter third party acquisition proposals. Prospective investors should review the section captioned "Risk Factors -- Certain Anti-takeover provisions may deter third party acquisition proposals."

RESTRICTIONS ON OWNERSHIP

         In order for Reckson Associates to qualify as a REIT under the Code, it must satisfy a variety of requirements, including annual tests with respect to the nature of its gross income. Substantially all of Reckson Associates' gross income meets these requirements by qualifying as "rentals from real property" under Section 856(d) of the Code. Under this provision, however, a REIT's real property rentals can be disqualified if the rent is received by the REIT from a related party or if noncustomary services are performed for the tenant other than by an independent contractor. The characterization of a party as a related-party tenant or as an independent contractor depends, in part, upon the percentage of stock, assets or net profits of such party that may be owned by the REIT or by stockholders of the REIT. Such ownership may be direct or may be indirect under certain attribution rules prescribed by the Code. Currently, there is a substantial identity of ownership between stockholders of Reckson Associates and stockholders of the Company. It cannot be predicted how long or to what degree such identity of ownership may continue. Therefore, in order to protect Reckson Associates from the risk that rental income it earns from the Company or its affiliates, or from tenants that the Company or its affiliates provides commercial services to, will not be disqualified as rent from real property for REIT qualification purposes, subject to certain exceptions, the ownership by any person or entity of the Company's common stock is limited to 9.9% of the aggregate number or value of shares of the Company's common stock outstanding and the ownership by any person of the Company's capital stock is limited to 9.9% of the aggregate value of all classes of capital stock outstanding.

RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     As long as there are outstanding advances under the Reckson Service Industries Facility or borrowings by us under the credit agreement with respect to the Reckson Strategic Venture Partners Commitment, we are prohibited from paying dividends on any shares of our capital stock or incurring additional debt. See the section captioned "Risk Factors - We may have conflicts of interest with Reckson Associates - Conflicts in our loans with Reckson Operating Partnership; limitation on our ability to pay dividends and incur additional debt" above.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                              SELLING STOCKHOLDERS

         The common stock was originally issued by the Company in offerings exempt from the registration requirements of the Securities Act. The purchasers in those offerings or their pledgees, donees, transferees or other successors in interest, who we collectively refer to in this prospectus as selling stockholders, may from time to time offer and sell any and all of the shares of common stock offered under this prospectus.

         The following table sets forth certain information, as of December 6, 1999, with respect to shares of common stock covered by this prospectus and other shares of common stock owned by the selling stockholders. Because the selling stockholders may offer all, some or none of the shares of common stock that are covered by this prospectus, no estimate can be made of the number of shares of common stock that will be offered under this prospectus or the number of shares of common stock that will be owned by any of the selling stockholders upon completion of the offering to which this prospectus relates.



                                                                                                            Percentate of Class of
                                     Shares of Common Stock    Shares of Common       Shares of Common      Common Stock to be
                                        Owned Before the       Stock Covered by      Stock to be Owned      Owned After the
    Name of Selling Stockholder             Offering            this Prospectus    After the Offering(1)        Offering(1)
------------------------------------ ------------------------ -------------------- ----------------------- ----------------------


JAH Realties, L.P. (2)                       507,945                260,000                 274,945                  *

Veritech Ventures LLC (2)                  1,731,597              1,731,597                   0                      *

Charles Orgel (3)                             38,862                 38,862                   0                      *

Robert Murphy (3)                             13,716                 13,716                   0                      *



------------------
*  Less than one percent (1%).

(l) Assumes the sale of all shares of common stock registered hereunder, although the selling stockholders are under no obligation known to the Company to sell any shares of common stock.

(2) JAH Realties, L.P. is the managing member of Veritech Ventures LLC. The general partner of JAH Realties, L.P. is JLH Inc., of which Jon L. Halpern is the sole stockholder. Mr. Halpern is a former executive officer and director of Reckson Associates Realty Corp. In addition, JAH Realties, L.P., directly or indirectly, has in the past been a co-venturer with the Company in various holdings including OnSite Access, Inc., OnSite Commerce and Content LLC, VANTAS Incorporated, American Campus Communities and Dobie Center LLC and continues to own interests in OnSite Access, Inc., VANTAS Incorporated and Dobie Center LLC. The shares of common stock to be offered by JAH Realties, L.P. and Veritech Ventures LLC were acquired from the Company in exchange for interests in OnSite Access, Inc. and OnSite Commerce and Content LLC.

(3) Shares of common stock were received from Realty Information Tracking Services, Inc. ("RITS"). The Company issued such shares of common stock to RITS in connection with the Company's acquisition of an interest in RITS.

                              PLAN OF DISTRIBUTION

         We have been advised that the selling stockholders (a term that includes pledgees, donees, transferees and other successors in interest, as described above) may offer shares of common stock from time to time depending on market conditions and other factors, in one or more transactions on the Nasdaq National Market, or other national securities exchanges or over-the-counter markets on which the shares are traded, or in negotiated transactions, at market prices prevailing at the time of sale, at prices related to those market prices, at negotiated prices or at fixed prices.

         Sales of shares of common stock by the selling stockholders may involve (i) block transactions in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus, (iii) ordinary brokerage transactions and transactions in which a broker solicits purchasers and (iv) privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with the distribution of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the position they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions.

         The selling stockholders may also enter into option transactions (including call or put option transactions) or other transactions with broker-dealers which require delivery to such broker-dealer of shares offered hereby, which shares such broker-dealer may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, if necessary). The selling stockholders may also pledge shares to a broker-dealer and, upon a default, such broker-dealer may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction, if necessary). The selling stockholders may also sell the common stock through one or more underwriters on a firm commitment or best-efforts basis (with a supplement or amendment to this prospectus, if necessary). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         Brokers and dealers may receive compensation in the form of concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent and/or to whom they may sell as principal (which compensation may be in excess of customary commissions). The selling stockholders and any broker or dealer that participates in the distribution of shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders, each underwriter who participates in an offering of the shares of common stock, each person, if any, who controls any of such parties within the meaning of the Securities Act and the Exchange Act, and each of their respective directors, officers, employees and agents against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

         We have advised the selling stockholders that Regulation M under the Exchange Act may apply to sales of shares and to the activities of the selling stockholders or broker-dealers in connection therewith. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock covered by this prospectus. The selling stockholders will bear any brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

                   RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

EXCESS STOCK

         The Charter provides that the Company may issue up to 25 million shares of excess stock, par value $.01 per share ("Excess Stock"). For a description of Excess Stock, see "--Restrictions on Ownership" below.

RESTRICTIONS ON OWNERSHIP

         As described above, in order to protect Reckson Associates against the risk of failing to satisfy certain tax laws applicable to REITs, our Charter provides that no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the aggregate number or value of the Company's outstanding shares of common stock or more than 9.9% of the aggregate value of the outstanding shares of all classes of the Company's capital stock (the "Ownership Limit"), provided that in no event will a stockholder be limited in the amount of the Company's common stock acquired in connection with awards or exercises of employee stock options. In the event we issue preferred stock, we may, in the designating amendment, set a limit on the ownership of such preferred stock. Any direct or indirect ownership of shares of stock in excess of the Ownership Limit or that would result in common ownership among 10% holders of the Company's common stock and Reckson Associates' common stock, will be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if Reckson Associates determines that it is no longer in its best interests to attempt to qualify, or to continue to qualify, as a REIT. Under the terms of the intercompany agreement, the Company's Board of Directors will have the right to waive the Ownership Limit only if permission to do so is granted by Reckson Associates, in Reckson Associates' sole discretion, and the Company's Board of Directors otherwise decides that such action is the best interest of the Company.

         Shares of capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b) (1) (A) and 170(c) of the Code (the "Charitable Beneficiary"). The trustee of the trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of Excess Stock prior to the discovery by the Company that capital stock has been transferred in violation of the provisions of the Company's Charter will be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid shall be rescinded as void AB INITIO with respect to the original transferee-stockholder and will instead be paid to the trustee of the trust for the benefit of the Charitable Beneficiary. Any vote cast by an original transferee-stockholder of shares of capital stock constituting Excess Stock prior to the discovery by the Company that shares of capital stock have been transferred in violation of the Company's Certificate of Incorporation shall be rescinded as void AB INITIO. While the Excess Stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the Charitable Beneficiary. The trustee of the trust may transfer the interest in the trust representing the Excess Stock to any person whose ownership of the shares of capital stock converted into such Excess Stock would be permitted under the Ownership Limit and the Aggregate Ownership Limit. If such transfer is made, the interest of the Charitable Beneficiary will terminate and the proceeds of the sale will be payable to the original transferee-stockholder and to the Charitable Beneficiary as described herein. The original transferee-stockholder will receive the lesser of (i) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into Excess Stock or, if the original transferee-stockholder did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of capital stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the trustee from the sale or other disposition of the Excess Stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder will be paid by the trustee to the Charitable Beneficiary. Any liquidation distributions relating to Excess Stock will be distributed in the same manner as proceeds of a sale of Excess Stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the shares of Excess Stock and to hold the shares of Excess Stock on behalf of the Company.

         In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held in trust, to purchase all or any portion of the shares of Excess Stock at the lesser of (i) the price initially paid for such shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the average closing price for the class of stock from which such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The Company may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of Excess Stock which have been paid to the original transferee-stockholder and are owned by the original transferee-stockholder to the trustee. The Company may pay the amount of such reductions to the trustee for the benefit of the Charitable Beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Company's Board of Directors determines that a violative transfer has been made.

         All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

         Each stockholder will be required, upon demand by the Company, to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of capital stock of the Company as Reckson Associates deems necessary for Reckson Associates to determine its compliance with the provisions of the Code applicable to REITs.

         The Company is required to maintain in its Charter the foregoing Ownership Limit, Excess Stock and stock ownership disclosure requirements under the terms of the Intercompany Agreement.

         The Ownership Limit may have the effect of delaying, deferring or preventing a change in control of the Company.

                                 LEGAL MATTERS

         The validity of the issuance of the shares offered hereby and certain legal matters will be passed upon for us by Brown & Wood LLP, New York, New York.

                                    EXPERTS

         The consolidated financial statements of Reckson Service Industries, Inc. (the "Company") appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1998; and the consolidated financial statements of Interoffice Superholdings Corporation and Subsidiaries for the period November 9, 1998 to December 31, 1998 appearing in the Company's Form 10-K for the year ended December 31, 1998; and the consolidated financial statements of RSVP Holdings, LLC for the period February 26, 1998 to December 31, 1998, appearing in the Company's Form 10-K for the year ended December 31, 1998; and the combined financial statements of Xebec Management Services, Inc. and affiliate for the years ended December 31, 1997 and 1996, appearing in the Company's Form 8-K dated January 19, 1999; and the consolidated financial statements of InterOffice (Holdings) Corporation and Subsidiaries for the years ended December 31, 1997, 1996 and 1995 appearing in the Company's Form 8-K dated January 19, 1999, have in each case been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

         The financial statements incorporated in this prospectus by reference to the audited historical consolidated financial statements of VANTAS Incorporated and Subsidiaries (formerly ALLIANCE NATIONAL Incorporated and Subsidiaries) as of June 30, 1998 and 1997 and December 31, 1998 and for the years ended June 30, 1998, 1997 and 1996 and for the period July 1, 1998 to December 31, 1998 appearing in Reckson Service Industries, Inc.'s Form 8-K/A dated March 24, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

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=========================================================                       =================================================

     Neither we nor the selling stockholders have authorized any dealer, salesperson or other person to give any information or other person to give any information or represents anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

                                                                                      RECKSON SERVICE
                                                                                      INDUSTRIES, INC.


-------------------------------------------




                   TABLE OF CONTENTS




Available Information...............................2
Incorporation of Certain Documents
By Reference........................................2
Cautionary Statements Concerning
Forward-Looking Information.........................3
Risk Factors........................................3
The Company........................................13
Use of Proceeds....................................13
Description of Common Stock........................13
Selling Stockholders...............................15
Plan of Distribution...............................16
Restrictions On Ownership of Capital Stock.........17
Legal Matters......................................19
Experts............................................19




-------------------------------------------






=========================================================             =================================================



                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following sets forth the estimated expenses in connection with the issuance and distribution of the Registrant's securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company:

    Securities and Exchange Commission registration fee.......     $22,055.00
    Printing and engraving expenses...........................       5,000.00
    Legal fees and expenses...................................      25,000.00
    Accounting fees and expenses..............................      12,000.00
    Miscellaneous.............................................      5,0000.00
    Trustee's fees............................................      10,000.00
                                                                   ----------
    Total.....................................................     $79,055.00
                                                                   ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "Delaware Law") provides that a corporation may limit the liability of each director to the corporation of its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and
(iv) for any transaction from which the director derives an improper personal benefit. The Certificate of Incorporation and ByLaws provide for the elimination and limitation of the personal liability of directors of the Company for monetary damages to the fullest extent permitted by the Delaware Law. In addition, the Certificate of Incorporation and Bylaws provide that if the Delaware Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Bylaws provide that the Company shall, to the full extent permitted by the Delaware Law, as amended from time to time, indemnify and advance expenses to each of its currently acting and former directors, officers, members of the management advisory committee, employees and agents.

ITEM 16.  EXHIBITS.

      4.1      --        Articles of Incorporation.(1)

      4.2      --        By-laws.(1)

      4.3      --        Form of Common Share Certificate.(1)

        5      --        Opinion of Brown & Wood LLP as to the legality of the
                         securities.

     23.1      --        Consent of Brown & Wood LLP  (included in Exhibits
                         5 and 8).

     23.2      --        Consent of Ernst & Young LLP.

     23.3      --        Consent of PricewaterhouseCoopers LLP.

       24      --        Power of attorney (included on the signature
                         page of this Registration Statement).

---------------
(1) Previously filed as an exhibit to Registration Statement on Form S-1 (No. 333-44419) and incorporated herein by reference


ITEM 17. UNDERTAKINGS.

         (a)    The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           provided, however, that paragraphs (1)(i) and
                  (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) (a) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, partners and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, partner or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, partner or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Reckson Service Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 7, 1999.

                                       RECKSON SERVICE INDUSTRIES, INC.



                                       By: /s/ Scott H. Rechler
                                          -----------------------------
                                          Scott H. Rechler
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald Rechler, Scott H. Rechler and Michael Maturo, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capabilities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                    TITLE                                  DATE
              ---------                                    -----                                  ----

                                           Chairman of the Board and Director
          /s/ Donald J. Rechler                                                               December 7, 1999
          ---------------------
            Donald J. Rechler

          /s/ Scott H. Rechler             President, Chief Executive Officer and             December 7, 1999
          -------------------              Director (Principal Executive Officer)
            Scott H. Rechler

                                           Executive Vice President, Treasurer and
           /s/ Michael Maturo              Chief Financial Officer (Principal                 December 7, 1999
           ------------------              Financial Officer and Principal Accounting
             Michael Maturo                Officer)


          /s/ Roger M. Rechler             Director                                           December 7, 1999
          --------------------
            Roger M. Rechler

         /s/ Mitchell D. Rechler           Secretary and Director                             December 7, 1999
         -----------------------
           Mitchell D. Rechler


          /s/ Gregg M. Rechler             Director                                           December 7, 1999
          --------------------
            Gregg M. Rechler

           /s/ Paul F. Amoruso             Director                                           December 7, 1999
           -------------------
             Paul F. Amoruso

           -------------------             Director
              Ronald Cooper



                                 EXHIBIT INDEX

  EXHIBITS                            DESCRIPTION                        PAGE

     5         --     Opinion of Brown & Wood LLP as to the legality of
                      the Securities.

  23.1         --     Consent of Brown & Wood LLP (included in Exhibits 5
                      and 8).

  23.2         --     Consent of Ernst & Young LLP.

  23.3         --     Consent of PricewaterhouseCoopers LLP.

  24           --     Power of attorney (included on the signature page of this
                      Registration Statement).